Exhibit (a)(13)

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                        Supplement Dated October 1, 2004
           Relating to the Offer to Purchase Dated September 10, 2004
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                             LOLA BROWN TRUST NO. 1B
                                       and
                           ERNEST HOREJSI TRUST NO. 1B

                  Have Amended Their Offer to Purchase for Cash
               Up to 1,825,000 Outstanding Shares of Common Stock
                                       of
                  NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.
                                       at
                              $19.89 Net Per Share

 THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL EXPIRE AT
        12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 15, 2004,
                     UNLESS THE OFFER IS FURTHER EXTENDED.

                                                                 October 1, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by the Lola Brown Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Lola Trust") and the Ernest Horejsi Trust No. 1B, an irrevocable grantor trust domiciled and administered in South Dakota (the "Ernest Trust" and, together with the Lola Trust, the "Purchasers") to act as information agent in connection with the Purchasers' offer to purchase up to 1,825,000 shares of common stock, par value $0.0001 per share (the "shares"), of Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation ("NRL"), at $19.89 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), on the terms and subject to the conditions set forth in the Supplement dated October 1, 2004 relating to the Offer to Purchase dated September 10, 2004 (the "Supplement"), the Offer to Purchase dated September 10, 2004 (the "Offer to Purchase") and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed Supplement to those of your clients for whom you hold shares registered in your name or in the name of your nominee. The Supplement amends the Offer by extending the expiration date to 12:00 Midnight, New York City Time on Friday, October 15, 2004, unless further extended, and by providing additional information for NRL stockholders with respect to the Offer.

     CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED, AND WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 15, 2004, UNLESS THE OFFER IS FURTHER EXTENDED.

     In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     The Purchasers will not pay any fees or commissions to any broker or dealer or other person (other than the information agent and the depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Purchasers will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

     Questions and requests for additional copies of the enclosed material may be directed to the information agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                       Very truly yours,

                                       MACKENZIE PARTNERS, INC.

     Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchasers, the depositary, the information agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the Supplement, the documents previously provided to you by us with respect to the Offer and the statements contained therein.